EXHIBIT 99.1

Gail E. Hamilton Elected to Washington Group International Board of Directors

BOISE, Idaho (August 18, 2005) – Washington Group International, Inc. (Nasdaq: WGII) announces the election of Gail E. Hamilton to its Board of Directors, effective immediately.

Hamilton recently retired as executive vice president and general manager of global services and support for Symantec Corporation (Nasdaq: SYMC), Cupertino, Calif., an international provider of software, appliances and services to secure and manage information technology infrastructure. Prior to joining Symantec in 2000, she was vice president and general manager of Compaq Computers’ Communications Platform Division. Earlier she served in management roles at Hewlett-Packard and Microtec Research.  She holds a master’s degree in electrical engineering and administration from Stanford University and a bachelor’s degree in electrical engineering and computer science from the University of Colorado.

“Technology plays a key role in Washington Group International’s operational excellence initiatives as well as its service offerings to the marketplace — from engineering services to homeland security,” said Chairman Dennis R. Washington. “Gail’s technology, marketing, and operations expertise will be invaluable to our board as Washington Group International continues to leverage technology and extend its reach globally.”

Hamilton also was appointed to serve on the board’s compensation committee. Her election raises the number of Washington Group International directors to 10. She joins directors David H. Batchelder, principal of Relational Advisors LLC; Michael R. D’Appolonia, principal and president of Nightingale & Associates, Inc.; C. Scott Greer, former chairman, president and chief executive officer of

Flowserve Corporation; Stephen G. Hanks, president and CEO of Washington Group International; William H. Mallender, retired chairman and CEO of Talley Industries, Inc.; Michael P. Monaco, senior managing director of Conway Del Genio Gries & Company; Cordell Reed, retired senior vice president of Commonwealth Edison Company; Dennis K. Williams, chairman of IDEX Corporation; and Dennis R. Washington, chairman of the board and founder and principal shareholder of Washington Corporations, Missoula, Mont.

Washington Group International, Inc. (www.wgint.com), with $3 billion in annual revenue, provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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